Exhibit 99.4

CONSENT OF TRUSTEE NOMINEE

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to the use of his name as a Trustee Nominee in the registration statement on Form S-11, and any amendments thereto, to be filed by National Storage Affiliates Trust.

/s/ Paul W. Hylbert, Jr.
Name: Paul W. Hylbert, Jr.

Dated: December 4, 2014